Exhibit 1.1

WISeKey signs a CHF 10.0 million investment with Swiss investment firm Nice & Green to finance its new IoT Division in Europe and future M&A opportunities

Zug, Switzerland, May 18, 2020 – WISeKey International Holding Ltd (“WISeKey” or “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company, announced today that it has entered into an Agreement for the Issuance and Subscription of Convertible Notes (“Agreement”) with Nice & Green SA (“Nice & Green”).

Financing is provided by Nice & Green, a Swiss specialty investor focusing on financing solutions for public growth companies. Under the terms of the Agreement, Nice & Green has committed to grant WISeKey loans, subject to certain conditions over a period of 25 months, up to a maximum principal amount of CHF 10 million. Pursuant to the terms of the Agreement, the principal amount of each such loan is repayable by way of conversion into Class B shares, par value CHF 0.05 each, of WISeKey (the “Class B Shares”). The conversion price is determined by reference to the 10-trading day volume weighted average price of Class B Shares on the SIX Swiss Exchange immediately preceding the conversion. The convertible note facility will be used to finance the expansion of the IoT operations in Europe mainly in US, Germany and France and may be drawn in tranches depending on the operational requirements and the opportunities for investments and M&A activities to expand the Company's geographical reach.

"The agreement provides WISeKey access to flexible financing at a reasonable cost during the current COVID-19 crisis and under current market conditions and will allow the Company to grow its operations in US, France and Germany. As part of the agreement, Nice & Green has undertaken to introduce WISeKey to its wide network of contacts in Switzerland, Germany, Belgium and France and to organize a non-deal roadshow for the Company," says Carlos Moreira, Founder and CEO of WISeKey.

About Nice & Green:

Nice & Green is an independent Swiss Investment company who aims at combining investment and financing for small and mid-sized listed companies to help them secure funding needed for their growth.

Nice & Green is owned and managed by two principals and capitalizes on establishing long term financial partnership with the companies it assists.

About WISeKey:

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:

This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FInSa’s predecessor legislation  or advertising within the meaning of the FinSA, or within the meaning of any other securities regulation. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

The securities offered will not be, and have not been, registered under the United States of America Securities Act of 1933, as amended, and may not be offered or sold in the United States of America, absent registration or an applicable exemption from the registration requirements of said Act.